Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-71320 on Form N-1A of our reports dated March 17, 2011, relating to the financial statements and financial highlights of Eaton Vance High Yield Municipal Income Fund, Eaton Vance Tax-Advantaged Bond Strategies Short Term Fund, Eaton Vance Tax-Advantaged Bond Strategies Intermediate Term Fund, and Eaton Vance Tax-Advantaged Bond Strategies Long Term Fund, certain of the Funds constituting Eaton Vance Mutual Trust II, appearing in the Annual Report on Form N-CSR of Eaton Vance Mutual Trust II, for the year ended January 31, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts May 26, 2011